Exhibit (23)-1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 14, 2008, accompanying the consolidated financial statements and regarding the effectiveness of internal control over financial reporting, included in the Annual Report of Superior Bancorp on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Superior Bancorp on Forms S-8 (File No. 333-70953, No. 333-72747, No. 333-58170, No. 333-123397, No. 333-123398, No. 333-133050, and No. 333-134561) and on Forms S-4 (File No. 333-135684 and No. 333-136419).
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
March 14, 2008